Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Acquires
170,475 Square Foot Shopping Center for approximately $10.75 million in Conyers, Georgia

•	Acquisition marks Wheeler’s 45th property, 8th location in Georgia

•	Anchored by nationally known retailers, Burlington Coat Factory and Hobby Lobby

•	Property has an occupancy rate of 99% with 95% leased to national or regional tenants

Virginia Beach, VA –October 2, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers, announced today the acquisition of Conyers Crossing (“Conyers Crossing” or the “Property”), a 170,475 square foot shopping center located on 15.67 acres in Conyers, Georgia. The Company completed the acquisition on September 30, 2015 for approximately $10.75 million, or $63.06 per leasable square foot, using a combination of cash and debt.

Jon S. Wheeler, Chairman and Chief Executive Officer of Wheeler, stated, “Conyers Crossing fits our acquisition criteria perfectly with a 99% occupancy rate and has a strong mix of national, regional and local tenants that draws traffic from the surrounding regions. The Property is located in a secondary market in close proximity to Atlanta, Georgia, which we believe is one of the nation’s fastest growing cities. In addition, Conyers Crossing is ideally situated along Highway 138, which is heavily traveled and serves as a major thoroughfare to the neighboring counties. This acquisition offers the potential for additional upside through appreciation, as we secured the asset at below replacement cost. We believe there is also room for enhancing the returns generated through increases in rents over the long term. We anticipate that Conyers Crossing will be accretive to earnings and immediately add value for our shareholders.”

Wheeler Real Estate Investment Trust, Inc. (NASDAQ: WHLR) has acquired Conyers Crossing located in Conyers, Georgia.

Conyers Crossing Shopping Center – Conyers, Georgia
Conyers Crossing was built in 1978 and is a 170,475 square foot retail center located in Conyers, Georgia. The property is 99% leased and key tenants include Hobby Lobby, Burlington Coat Factory, Burger King, Rainbow and CiCi's Pizza.

Conyers Crossing is located in the southwestern quadrant at the highway interchange of Interstate 20 and Stockbridge Highway (US Route 138) in Conyers, Georgia.

Location / Demographic Information
Conyers Crossing is approximately 24 miles east of Atlanta and is located in Rockdale County, Georgia, which has a population of 85,215 as of the 2010 census. Rockdale County is included in the Atlanta-Sandy Springs-Roswell, GA Metropolitan Statistical Area, which is considered the most populated metro area in the state of Georgia and the ninth-largest metropolitan statistical area in the nation.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement
This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. Specifically, the Company's statements regarding the expected increase in rents at the property, expected ability to generate revenue from the property, potential appreciation of the property and the anticipated profitability of the acquisition are forward-looking statements. There are a number of important factors that could cause the Company's operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company's ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company's ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. Additional factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov.The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:	INVESTOR RELATIONS:
-OR-

Wheeler Real Estate Investment Trust, Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Capital Markets	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com